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                                                                 EXHIBIT (n)(1)


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 19 to the Registration Statement on Form N-6 of our report dated April 27, 2010 relating to the financial statements of American General Life Insurance Company Separate Account VL-R, our report dated April 30, 2010 relating to the consolidated financial statements of American General Life Insurance Company and our report dated April 30, 2010 relating to the statutory basis financial statements of American Home Assurance Company, which appear in such Registration Statement. We also consent to the references to us under the heading "Financial Statements" in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
April 30, 2010